Ply Gem Announces Plans to Close Denison, Texas Vinyl Siding Manufacturing Facility

Kearney, MO, October 12, 2007 – Ply Gem Industries, Inc. announced today that it intends to close its Denison, Texas vinyl siding manufacturing facility that employs approximately 180 employees.  Ply Gem is one of the country’s leading manufacturers of residential exterior building products.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "This action was difficult in that it impacts a number of our employees, however, today’s market conditions and competitive climate demands the most efficient operating structure and this decision to consolidate operations will improve overall performance and is in keeping with Ply Gem’s commitment to its customers and the financial community”.  Mr. Robinette stated “that this move was made due to economic considerations for our organization and does not reflect the quality and dedication of the Denison workforce”.

John C. Wayne, President of Ply Gem’s Siding Group, said, “Decisions of this kind are always difficult”.   Mr. Wayne went on to say, “We must address this issue due to excess production capacity in light of current market conditions.” Wayne also noted that the Denison plant was selected because it is a less efficient operation than Ply Gem’s other vinyl siding manufacturing facilities in Stuarts Draft, VA, Kearney, MO, Martinsburg, WV and Jasper, TN.  Mr. Wayne also indicated that the company was committed to ensure that Ply Gem’s vinyl siding customers would see no change in service levels.  “We are fully capable of meeting the needs of our customers from our other manufacturing facilities.” Wayne said.

About Ply Gem

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories and aluminum window and siding products marketed under the Mastic, Alcoa Home Exteriors, Variform, MW, Patriot, Alenco, Great Lakes, Napco, Kroy and CWD brand names.

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